Exhibit 23.7

FINLEY APPRAISAL SERVICES, INC.

3385 WEST COX ROAD

WILLCOX, AZ. 85643

520-384-0780 Cell 520-988-8099

fas@vtc.net

2/5/2015

Board of Directors

Gladstone Land Corporation

1521 Westbranch Drive, Suite 100

McLean, VA 22102

Members of the Board:

We hereby consent to the use of our firm’s name in the various filings (including 10-Qs and 10-Ks), filed or to be filed by Gladstone Land Corporation with the U.S. Securities and Exchange Commission. Additionally, we consent to the summary of, and reference to, our appraisal report on the property at 5665 East Shelton Road, Willcox, Arizona 85643, dated as of October 3, 2014, in such filing. We consent to the reference of any updated appraisal information we provide on this property. We further consent to the filing of this letter as an exhibit to the filing.

Sincerely,

MARK FINLEY,

Accredited Rural Appraiser

Real Property Review Appraiser

AZ Certified General Real Estate Appraiser #30110

NM General Certified Appraiser #02125-G